Exhibit 99.1

LIFE AFTER WORK
FMC Technologies Inc.
International Savings
and Investment Plan
Summary Plan
Description
We’re thinking about your retirement
FMC Technologies
Fidelity TM
INTERNATIONAL

FMC Technologies Inc.
International Savings and Investment Plan
Contents
page
FMC Technologies Inc. International Savings and Investment Plan 2
How the plan works 3
Making the most of the plan 5
Withdrawing your savings 6
Important legal information 9

FMC Technologies Inc.
International Savings
and Investment Plan
Welcome to the FMC Technologies Inc. International Savings and Investment Plan (the plan).
The FMC Technologies Inc. International Savings and Investment Plan is designed to help you save for your retirement. It has been set up especially for full-time salaried employees who work outside of the US.
You can find out how the plan works in this summary plan description. It describes important features such as how the company will help you save and how you can access information online. You should read this together with the Your Investment Choice leaflet, which can help you decide on how to invest your savings. It explains the investment options that are available to you and the basics of investing for retirement.
WHO TO CONTACT
Fidelity administers the plan in the UK and also manages the funds that are available to you. You can contact Fidelity’s Pensions Service Centre by:
Email: pensions.service@uk.fid-intl.com
Internet: www.fidelitypensions.co.uk
Telephone: (+44) 1737 838 585 (08457 234 235 from within the UK). Lines are open Monday to Friday, 8am to 6pm (UK time)
Post: Fidelity Pensions Service Centre
Beech Gate
Millfield Lane
Lower Kingswood
Tadworth
Surrey KT20 6RP
Fidelity’s representatives will be happy to answer questions you may have about the plan and its investment options but, for regulatory reasons, are unable to provide you with financial advice.

How the plan works
The plan will help you save for your retirement or any other long-term savings goals. The way it works is simple:
Eligibility
Key employees grade 20 or above who are not eligible to join a similar FMC Technologies Inc. plan are eligible to join this plan.
In some instances a grade lower than 20 is approved for a site or individuals depending on grade structures. If you are uncertain about your eligibility, please contact your local HR manager or payroll administrator.
Also, you may only join the plan if your earnings are not charged to United States (US) tax. You will not be able to join the plan if you are a citizen or resident of the US, Canada or the Cayman Islands.
You enrol
Simply complete the enrolment and beneficiary election forms included with this leaflet and return it to your local payroll administrator by the last day of the month prior to the month in which you want to join the plan. For example, if you wish to join the plan from 1 July you should return the forms by 30 June.
Participation in the plan is at the company’s discretion and can not be considered an acquired right.
Your own account
An account is opened for you. You use this to save for your retirement or any other long-term savings goal.
You contribute
You may elect to contribute 2% - 75% of your eligible pay into the plan. Your contribution will be divided into two parts:
Basic contributions - these are the first 2% to 5% of eligible pay.
Supplemental contributions - you can elect to make extra payments of 1% to 70% of eligible pay.
Once you decide how much you wish to contribute and which investment options are suitable for you, your contributions will be automatically deducted from your salary.

The company will help you save
A key benefit of saving with the plan is that the company will contribute. Effective November 2007, the company will match 100%* of the amount of your basic contributions to the same funds as you elect.**
Please note that FMC Technologies Inc. will not match any supplemental contributions you may make.
* The amount of company contributions is at the management’s discretion and may change.
** In some countries, only FMC Technologies Inc. stock may be available as an investment option.
All contributions are calculated and paid to Fidelity by the company in US dollars.
Please also note that in some countries the company contribution may be taxable while they are still invested in your personal account. This could be, for example, at the time the contribution is made or at that time when you are entitled to their full value. We strongly encourage you to consult a tax adviser familiar with your financial circumstances to find out how the tax rules affect your individual circumstances.
JARGON BUSTER
Your eligible pay includes your current salary and any applicable bonus. Please contact your local HR Manager or payroll administrator if you have any questions regarding eligible pay.
You invest your account
You have a wide range of Fidelity funds to choose from. The fund range covers the main investment types – equities, bonds and cash – and the major financial markets. The individual funds are listed in the Your Investment Choice leaflet.
Changing your investment choice is easy. You can make the change any time online using PlanViewer. You can also call the Pensions Service Centre.
FMC Technologies Inc. Stock
In accordance with the terms of the plan, if you select FMC Technologies Inc. stock as one of your investment choices, Fidelity arranges for both your own contributions and company contributions, if any, to purchase FMC Technologies Inc. stock.
Fidelity gives its own funds a risk rating and these are explained in Your Investment Choice leaflet. Fidelity would rate investing in FMC Technologies stock as ‘very high’ risk relative to the other investment options because it invests in a single stock. In contrast, Fidelity’s equity funds are potentially not as volatile because they invest in the stock of many companies.
Deciding on which fund or combination of funds is going to be right for you is not easy. When making your decision, you should bear in mind that the value of investments may go down as well as up and an investor may not get back the amount invested. If the fund you choose invests in overseas markets, changes in rates of exchange between currencies may cause the value of your investment to fall. Investments in small and emerging markets can be more volatile and liquidity may be lower than other overseas markets. Due to the greater possibility of default, an investment in corporate bonds is generally less secure than an investment in government bonds. Make sure you read Your Investment Choice leaflet for more information and guidance.
Please be aware that the switching of funds may result in you being out of the market for a short time and market movement in that time may affect the value of your investments. Fidelity reserves the right to limit the number or frequency of times you can switch and may exercise this right in a variety of circumstances, for example if short term or excessive trading in the funds may harm performance by disrupting portfolio management strategies and increasing expenses.
Please note: if you become resident in the US, regulations prohibit you from changing your investments directly through Fidelity. For the period you are resident in the US, instructions to change your investment choice can only be made by the trustee.

Making the most of the plan
The plan is an opportunity for you to make a real contribution towards your retirement or any other long-term savings goal. Here’s how you can make the most of being a participant.
Transferring savings into the plan
You may also be able to transfer savings from other multinational savings plans you have participated in. You will not be able to transfer savings from a plan which has been approved by local tax authorities. If you are interested in transferring savings into the plan, it is a good idea to speak to a financial adviser first. You should then call the Pensions Service Centre for a transfer form.
The value of your personal account
There is no minimum or maximum to the value of your benefits. The amount will depend on all the contributions paid during your participation and the returns received on their investment over the years. Your benefits will be paid in US dollars.
AN EASIER WAY TO MANAGE YOUR ACCOUNT
Fidelity provides plenty of tools and services to help you manage your account.
PlanViewer for online access to your account – login to www.fidelitypensions.co.uk
Your login details will be sent to you after you enrol. You can:
find out your current balance
run an account statement over particular dates
monitor your investments
find out how a particular fund has performed
view or download factsheets for each fund
change your investment choice
access the latest market news.
Pensions Service Centre for help and information. Call (+44) 1737 838 585. You can:
find out your account balance
ask for an account statement
find out more information about the funds available to you
change your investment choice
change your personal details
ask for guides and factsheets to help you manage your account.

Withdrawing
your savings
On retirement
You would normally retire from the company at age 65 unless you have a different normal retirement age in your contract of employment.
On leaving the company
If you leave before you retire, you will no longer be able to participate in the plan and you must take an immediate lump sum withdrawal of the total value of your account.
You are entitled to the full value of your own contributions when:
you leave the company, or
you retire, usually on your 65th birthday, or
you leave on early retirement.
The amount of company contributions you are entitled to will depend on your length of service from the date of joining the company, as shown in the table below.
Length of service with
% of company contributions
the company
you are entitled to
Up to 2 years 0%
2 – 3 years 20%
3 – 4 years 40%
4 – 5 years 60%
5 years and over 100%
You are also entitled to receive 100% of the value of the company’s contributions at withdrawal in the following circumstances:
you reach age 55, or
you become permanently and totally disabled, or
you leave the company due to a permanent shutdown of a site.
Effective November 1, 2007 In-Service Withdrawals will no longer be available except for hardship as defined below. (The exception is those funds transferred into the plan from Harris Bank or GBC when the plan was first started.)
Please note that company contributions can never be taken as part of an In-Service Withdrawal.
In times of financial hardship
This is the exceptional circumstance in which you may be able to withdraw some or all of your savings from your account. This will be at the discretion of the company.
Hardship withdrawals
If you are faced with a financial hardship as outlined below, you can request a hardship withdrawal of any or all account balance. You should apply to your Human Resources manager in the first instance.
you must demonstrate that you have an immediate and heavy financial need that cannot be met through other resources. These include assets of your spouse or minor child that are reasonably available to you, reimbursement or compensation through an insurance contract or otherwise, reasonable liquidation of assets, discontinuing contributions to the plan, other distributions or non-taxable loans from plans maintained by your employer or by borrowing from commercial sources on reasonable commercial terms in any amount sufficient to satisfy the need
and
the amount withdrawn must not exceed the amount required to relieve such financial need.

Expenses that are deemed to result in financial hardship include:
certain medical expenses incurred by you, your spouse or your dependents not covered by any company, government or other medical insurance plan costs directly related to the purchase or building of your principal residence (excluding mortgage payments)
tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse or your dependents payments necessary for the prevention of eviction from your principal personal residence or foreclosure on the mortgage of your principal residence funeral expenses for immediate family
legal expenses for divorce
uninsured property loss
expenses incurred by you in adopting or attempting to adopt a child emergency expenses incurred in your personal bankruptcy.
The company requires proper documentation of your need for a hardship withdrawal and may impose additional rules and procedures regarding hardship withdrawals. The company, in its discretion, will determine whether you have an immediate and heavy need for a hardship withdrawal in accordance with the company’s uniform and non discriminatory procedure.
In the event of your death
If you were to die while still working for the company, the full value of your account, including any company contributions, will be paid as a lump sum to your beneficiaries. This will be paid irrespective of your length of service with the company. Please make sure you complete a beneficiary form so we have an up-to-date record of the person or persons you would this money to be paid to. This form is available from your local payroll administrator. You can also download a copy from the PlanViewer.
The value of your account will be paid to your designated beneficiary, and in the event of a discrepancy, the trustee may select the beneficiary.
Please note that it is the responsibility of the beneficiary to contact FMC to obtain any benefit.

Tax on benefits in payment
You may have to pay tax on payments out of the plan, such as in-service withdrawals, or payments on leaving service, at retirement or your death. The amount of tax and how it may be applied will depend on the tax rules of the country where you are resident for tax purposes. No tax will be deducted when you receive a distribution from the plan.
We strongly encourage you to consult a tax adviser familiar with your financial circumstances to find out how the tax rules affect your individual circumstances.
Please be aware that neither ‘Fidelity International Limited (FIL)’ nor ‘FMR Corp group company’, nor ‘FIL Trust Company Limited’ as trustee of the FMC Technologies Inc. International Savings and Investment Plan nor FMC
Technologies Inc. as sponsor of the plan can advise you as to whether this plan payment results in a liability or potential liability to taxation in any country or elsewhere. It is incumbent upon you to take such taxation advice as you consider necessary and make such declarations on such tax returns as appropriate to enable you to discharge any potential taxation liability arising to you from this plan payment. Neither ‘Fidelity International Limited (FIL)’ nor ‘FMR Corp group company’, nor ‘FIL Trust Company Limited’ as trustee of the FMC Technologies Inc.
International Savings and Investment Plan nor FMC Technologies Inc. as sponsor of the plan can accept any liability for any charge to tax arising here from.
ANY QUESTIONS?
Call the Pensions Service Centre on
(+44) 1737 838 585
Lines are open Monday to Friday, 8am to 6pm (UK time).

Important legal information
Charges
The company pays the costs of running the plan for all contributing members and for deferred members who remain invested in the plan.
Each investment fund is charged an annual management charge, which is deducted from its assets. These charges currently range from 0.40% and 1.50% and if they change Fidelity will notify you.
There is no initial charge on investing your contributions nor is there any administration charge for withdrawing your investments.
Structure and trustees
The plan is a pension arrangement maintained for the benefit of persons whose earnings are not chargeable to US tax. The plan is governed by legal documents, known as the trust deed and rules, which specify how it must be run.
The trustee is appointed by the company and is responsible for the plan’s administration and for making sure that your interests are protected. The trustee will always remain the owner of the investments in the plan. You can contact the trustee of the plan by calling Fidelity’s Pension Service Centre on (+44) 1737 838 585 (08457 234 235 from within the UK).
Administrator
Fidelity Pensions Management handles the administration of the plan. Fidelity’s address is shown at the front of this booklet.
Rules and regulations
This booklet is intended as a guide to the plan and will always be overruled by the trust deed and rules in the event of any conflict between the two.
Amendment or discontinuance
The company reserves the right to amend or discontinue the plan at any time. If your benefits or rights are affected you will be given written notice. If the plan is discontinued, your entitlement will be determined by the trust deed and rules governing the plan and a statement detailing the value of your pension account and your options will be sent to you.

Data Protection Act (UK)
The personal data that you provide or which is provided about you through the course of your business relationship with Fidelity will be held on and processed by computer or other means in order for Fidelity or its affiliated or associated companies or agents to administer the plan. This may involve the transfer of data by electronic means including the internet and may also include the transfer of such data to affiliated or associated companies or agents based outside the European Economic Area. Your information will be held in confidence and not passed to any other company without appropriate permission or unless Fidelity is required to do so by law except in the following circumstances:
where it is necessary in order to administer the plan
where we are provided with updated address details or other information by either you or your current employer, in which case we will update the information we keep for any other schemes of which you are a member and for which we hold records on our database we may provide some information to your employer to help us administer the plan if your employer requests, we may also provide certain information to a Financial Adviser to allow you to receive advice.
You have the right to obtain a copy of the personal data held about you for which you may be charged a fee – simply contact the Pensions Service Centre on (+44) 1737 838 585 (08457 234 235 from within the UK).
Liability
Fidelity will not be responsible for losses arising through providing services under the plan or for anything it does or omits to do unless that failure is a breach of the Financial Services and Markets Act 2000 or the Financial Services Authority Rules, or is the result of a lack of due skill, care and diligence by Fidelity or its employees or agents. Fidelity will not, therefore, be responsible for losses arising from matters beyond its control, including fire, explosion, war, industrial disputes or breakdown of equipment.
Termination
The provision of Fidelity’s services will also terminate if the agreement between Fidelity and the trustee is terminated or if the trustee decide that the services may not be provided to you or any category of members to which you belong. If Fidelity receives notice of termination, Fidelity will be entitled to complete all transactions already initiated in relation to your pension account. There is, currently, no charge arising on the termination of the services.
If Fidelity receives written notice of your death, it may continue to accept and rely upon instructions given by your executor or pension representative.
Complaints
Fidelity has procedures in place for the consideration of complaints. You can call Fidelity to obtain details of these procedures and also of your right to compensation if Fidelity is unable to meet its liabilities to you.
Other formats
If you find it difficult to read this document, please contact Fidelity and we can provide you with an alternative format including large print, Braille, audiotape and CD.

Fidelity TM
INTERNATIONAL
(+44) 1737 838 585
www.fidelitypensions.co.uk
Pensions.service@uk.fid-intl.com
Fidelity International Limited (FIL), established in Bermuda, and its subsidiaries are commonly referred to as Fidelity or Fidelity International. Fidelity, Fidelity International and the Pyramid Logo are trademarks of Fidelity International Limited. Please note that the information contained in this leaflet is not applicable to US residents. Past performance is not a reliable indicator of future results. The value of investments may go down as well as up and an investor may not get back the amount invested.
Fidelity Funds and Fidelity Funds II are open-ended investment companies established in Luxembourg with different classes of shares.
Fidelity Funds and Fidelity Funds II are recognised under Section 264 of the UK Financial Services and Markets Act 2000 and as such are not covered by the Financial Services Compensation Scheme, nor by any similar scheme in Luxembourg, however, claims for loss in regards to such recognised funds against an FSA authorised firm such as Fidelity will be.
The value of shares may rise or fall due to the changes in the rate of exchange of the currency in which the funds are invested if the investment is made in a currency other than the shareholder’s own. However, the risk rating for the fund assumes investments are made in the fund’s denominated currency.
Due to the lack of liquidity in many smaller stock markets, certain country select funds may be volatile and redemption rights may be restricted in extreme circumstances. The value of shares in Fidelity Funds II may be adversely affected by insolvency or other financial difficulties affecting any institution in which the fund’s cash has been deposited.
Fidelity Investments International, authorised and regulated by the Financial Services Authority (FSA registered number 122170), is the distributor and UK Representative of Fidelity Funds and Fidelity Funds II. Foreign exchange transactions are effected through an associated company at rates determined in aggregate with other transactions from which a benefit may be derived by the associated company. Information here is based on Fidelity’s understanding of tax laws applicable to Fidelity Funds II for UK investors and is not a recommendation that investors take or refrain from taking any course of action. Prospective investors should consult an adviser with reference to their own tax position.
Fidelity only gives information about its own products and services and does not provide investment advice based on individual circumstances. If you would like advice, please contact a Financial Adviser.
For your protection and to provide additional security, all calls to the Pensions Service Centre are recorded and possibly monitored.
Issued and approved by Fidelity Pensions Management (FSA registered number 144345), authorised and regulated by the Financial Services Authority. Registered in England and Wales No.2015142. Registered office at: Oakhill House, 130 Tonbridge Road, Hildenborough, Kent, England TN11 9DZ. Fidelity’s VAT identification number 395 3090 35. October 2007 MDC01663. IMC711/24097.